Exhibit 10.9

OFFICE LEASE AGREEMENT

BETWEEN

NORMANDY CONCORD ACQUISITION, LLC

(“LANDLORD”)

AND

KAYAK SOFTWARE CORPORATION

(“TENANT”)

TABLE OF CONTENTS

1. Basic Lease Information	1
2. Lease Grant	3
3. Adjustment of Commencement Date; Possession	3
4. Rent	5
5. Compliance with Laws; Use	5
6. Security Deposit	6
7. Building Services	6
8. Leasehold Improvements	8
9. Repairs and Alterations	8
10. Entry by Landlord	9
11. Assignment and Subletting	9
12. Liens	10
13. Indemnity and Waiver of Claims	11
14. Insurance	11
15. Subrogation	12
16. Casualty Damage	12
17. Condemnation	13
18. Events of Default	13
19. Remedies	13
20. Limitation of Liability	14
21. Intentionally Omitted	15
22. Holding Over	15
23. Subordination to Mortgages; Estoppel Certificate	15
24. Notice	15
25. Surrender of Premises	16
26. Miscellaneous	16
27. OFAC Compliance	18
28. Parking	19

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OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as September 26, 2008, by and between NORMANDY CONCORD ACQUISITION, LLC, a Delaware limited liability company (“Landlord”) and KAYAK SOFTWARE CORPORATION, a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A (Outline and Location of Premises), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit C-I (Building Standard for Tenant Improvements) Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations), Exhibit F (Additional Provisions) and Exhibit G (Form of Letter of Credit), Exhibit H (Preliminary Plans), and Exhibit I (Specifications).

1.	Basic Lease Information.

1.01 “Building” shall mean the building located at and commonly known as 300 and 310 Baker Avenue, Concord, Massachusetts 01742. “Rentable Square Footage of the Building” Is deemed to be 409,260 square feet, using BOMA Modified.

1.02 “Premises” shall mean the area shown on Exhibit A to this Lease. The Premises is located on the third (3rd) floor and known as suite(s)                     . If the Premises include one or more floors in their entirety, all corridors and restroom facilities located on such full floor(s) shall be considered part of the Premises. The “Rentable Square Footage of the Premises” is deemed to be 14,397 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building and the Rentable Square Footage of the Premises are correct.

1.03 *“Base Rent”:

Period or Months of Term	Annual Rate Per Square Foot	Monthly Base Rent
1-6	*$24.40	*$20,333.33
7-12	$24.40	$29,273.90
13-24	$24.90	$29,873.78
25-36	$25.40	$30,473.65
37-48	$25.90	$31,073.53
49-60	$26.40	$31,673.40
61-72	$26.90	$32,273.28
73-84	$27.40	$32,873.15

*Tenant shall only be obligated to pay Base Rent on 10,000 rentable square feet of the Premises for the initial six (6) months of the Lease Term, and such is reflected in the Monthly Base Rent figures above.

1.04 “Tenant’s Pro Rata Share”: 3.52%. Tenants Pro Rata Share shall be adjusted for changes in the Rentable Square Footage of the Premises and/or the Rentable Square Footage of the Building, including, without limitation, changes which may result from any condemnation or other taking of a portion of the Building.

1.05 “Base Year” for Taxes: Fiscal Year (defined below) 2009 (i.e., July 1, 2008 to June 30, 2009); Base Year for Expenses (defined in Exhibit B): calendar year 2009.

For purposes hereof, “Fiscal Year” shall mean the Base Year for Taxes and each period of July 1 to June 30 thereafter.

1.06 “Term”: A period of seven (7) years. Subject to Section 3, the Term shall commence on January 1, 2009 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on December 31, 2015 (the “Termination Date”).

1.07 Intentionally Omitted.

1.08 “Security Deposit”: $125,493.85, as more fully described in Section 6.

1.09 “Guarantor(s)”: None.

1.10 “Broker(s)”: T3 Realty Advisors, LLC, as Tenant’s broker, and Colliers Meredith & Grew, as Landlord’s Broker

1.11 “Permitted Use”: General office use.

1.12 “Notice Address(es)”:

Landlord:

For all Notices:

Mr. Steve Smith

Normandy Real Estate Management

1776 On the Green

67 Park Place East

Morristown, New Jersey 07960

With a copy to:

Mr. Raymond P. Trevisan

Principal, General Counsel

Normandy Real Estate Partners

1776 On the Green

67 Park Place East, 8th Floor

Morristown, New Jersey 07960

With an additional copy to:

Hinckley, Allen & Snyder LLP

28 State Street

Boston, Massachusetts 02109

Attention: Daniel L. Monger

Tenant:

Prior to Commencement Date:

Kayak Software Corporation

27 Ann Street, Suite 300

Norwalk, CT 06854 USA

After the Commencement Date: At the Premises

With a copy (both prior to and after the Commencement Date) to:

Mark McDermott, Esq.

HENSHON PARKER LLP

160 Federal Street, 10th Floor

Boston, MA 02110

1.13 “Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building Is located. “Building Service Hours” are 8:00 A.M. to 6:00 P.M. on Business Days.

1.14 “Landlord Work” means the work, that Landlord is obligated to perform in the Premises pursuant to a separate agreement (the “Work Letter”), attached to this Lease as Exhibit C.

1.15 “Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2.	Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are from time to time designated by Landlord for the common use of tenants and others (the “Common Areas”). Nothing contained herein shall affect Landlord’s right to add to, subtract from, or alter the Common Areas, so long as the same does not materially adversely affect Tenant’s access to or use of the Premises.

3.	Adjustment of Commencement Date; Possession.

3.01 If Landlord is required to perform Landlord Work prior to the Commencement Date: (a) the date set forth in Section 1.06 as the Commencement Date shall instead be defined as the “Target Commencement Date”; (b) the actual Commencement Date shall be the date on which the

Landlord Work Is Substantially Complete (defined below); and (c) the Termination Date will be the last day of the Term as determined based upon the actual Commencement Date. Landlord’s failure to Substantially Complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages. Promptly after the determination of the Commencement Date, Landlord and Tenant shall enter into a commencement letter agreement in substantially the form attached as Exhibit D. If the Termination Date does not fall on the last day of a calendar month, Landlord and Tenant may elect to adjust the Termination Date to the last day of the calendar month in which Termination Date occurs by the mutual execution of a commencement letter agreement setting forth such adjusted date. The Landlord Work shall be deemed to be “Substantially Complete” on the date that all Landlord Work has substantially been performed, other than any details of construction, mechanical adjustment or any other similar matter, the non-completion of which does not materially interfere with Tenant’s use of the Premises, and a temporary or permanent certificate of occupancy is obtained. If Landlord is delayed in the performance of the Landlord Work or obtaining a certificate of occupancy as a result of the acts or omissions of Tenant, the Tenant Related Parties (defined in Section 13) or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved plans, Tenant’s failure to comply with any of its obligations under this Lease, or the specification of any materials or equipment with long lead times (a “Tenant Delay”), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. Notwithstanding the foregoing, in the event obtaining a certificate of occupancy is conditioned upon Tenant completing certain work, installing furniture or fixtures or other Tenant controlled work, or other reasons beyond Landlord’s control, then obtaining a certificate of occupancy shall not be a requirement for Landlord’s Work being deemed Substantially Complete provided Landlord has otherwise fulfilled the conditions of Landlord’s Work being deemed to be Substantially Complete as provided in this paragraph. Landlord shall use commercially reasonable efforts, to finish all Landlord’s Work, including any so-called ‘punchlist items’, within 30 days of the Target Commencement Date, subject to extension of time for Force Majeure, Tenant Delays, and subject to the other provisions of this Lease. Nothing herein shall obligate the Tenant to take possession of the Premises before the Target Commencement Date.

Notwithstanding the foregoing, in the event the Landlord Work is not Substantially Complete by February 1st, 2009, then subject the last sentence of this paragraph, Tenant shall be entitled to abate one day of Fixed Rent (commencing on the actual Commencement Date) for each day between February 1st 2009 and the date that Landlord’s Work is Substantially Complete, and if the Landlord’s Work is not substantially complete by March 1, 2009 the Tenant shall have the option of terminating this Lease by providing written notice to the Landlord on or before March 5, 2009, which termination shall be effective as of March 31, 2009 unless Landlord has Substantially Completed the Landlord’s Work on or prior to March 31, 2009 in which case Tenant’s exercise of its termination right shall be null and void and the Lease shall continue in full force and effect. Notwithstanding the foregoing, if: a) this Lease is not executed by Tenant on or prior to Wednesday, September 24, 2008, or b) the Substantial Completion of Landlord’s Work is delayed due to Force Majeure or Tenant Delay, then Tenant shall not be entitled to the foregoing rights to abate Fixed Rent or to terminate the Lease.

3.02 Subject to Landlord’s obligation, to perform Landlord Work, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party; provided, however, that Landlord shall use reasonable efforts to obtain possession of the space. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord is deemed to be in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

4.	Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term, and the first monthly installment of Additional Rent for Expenses and Taxes, shall be payable upon the execution of this Lease by Tenant. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address, Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to 5% of all past due Rent. In addition, past due Rent shall accrue interest at 12% per annum from the due date until actually paid. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 Tenant shall pay Tenant’s Pro Rata Share of Taxes and Expenses in accordance with Exhibit B of this Lease.

5.	Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9).

6.	Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenants obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee and, following the assignment, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

The Security Deposit shall be in the form of an irrevocable letter of credit (the “Letter of Credit”), which Letter of Credit shall: (a) be in the amount set forth in Section 1.08 herein; (b) be issued substantially in the same form attached hereto as Exhibit F; (c) name Landlord as its beneficiary; and (d) be drawn on an FDIC insured financial institution satisfactory to the Landlord. The Letter of Credit (and any renewals or replacements thereof) shall be for a term of not less than 1 year. Tenant agrees that it shall from time to time, as necessary, whether as a result of a draw on the Letter of Credit by Landlord pursuant to the terms hereof or as a result of the expiration of the Letter of Credit then in effect, renew or replace the original and any subsequent Letter of Credit so that a Letter of Credit, in the amount required hereunder, is in effect until a date which is at least 60 days after the Termination Date of the Lease. If Tenant fails to furnish such renewal or replacement at least 60 days prior to the stated expiration date of the Letter of Credit then held by Landlord Landlord may draw upon such Letter of Credit and hold the proceeds thereof (and such proceeds need not be segregated) as a Security Deposit pursuant to the terms of this Section 6. Any renewal or replacement of the original or any subsequent Letter of Credit shall meet the requirements for the original Letter of Credit as set forth above, except that such replacement or renewal shall be issued by a national bank satisfactory to Landlord at the time of the issuance thereof.

If Landlord draws on the Letter of Credit as permitted in this Lease or the Letter of Credit, then, upon demand of Landlord, Tenant shall restore the amount available under the Letter of Credit to its original amount by providing Landlord with an amendment to the Letter of Credit evidencing that the amount available under the Letter of Credit has been restored to its original amount.

Notwithstanding anything herein to the contrary, Tenant shall have the right to reduce the amount of the Security Deposit to $62,746.96 five (5) business days, or any time thereafter, after the Tenant has provided the certified financial statements of Tenant (Kayak Software Corporation) for the years 2008 and 2009 together with an unqualified audit opinion from the Tenant’s independent auditor, Price Waterhouse Coopers are provided to Landlord further provided that Tenant is not in default under this Lease as of the effective date of the reduction of the Security Deposit, Such reduction shall be accomplished by Tenant providing a replacement letter of credit to the Landlord in the reduced amount.

7.	Building Services.

7.01 Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Building Service Hours; provided that Tenant shall have the right to receive HVAC service during hours other than Building

Service Hours by paying Landlord’s then standard charge for additional HVAC service so long as Tenant requests same by written notice to Landlord not later than 12:00 noon on the Business Day preceding the day of such overtime usage; (c) standard janitorial service on Business Days; (d) Elevator service; (e) Electricity in accordance with the terms and conditions in Section 7.02; and (f) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

Landlord, at Landlord’s expense, shall also provide a listing of Tenant’s corporate name on the building directories and building standard suite entry signage at the entrance to the Premises.

7.02 (a) Electricity shall be distributed to the Premises either by the electric utility company selected by Landlord to provide electricity service for the Building or, at Landlord’s option, by Landlord; and Landlord shall permit Landlord’s wires and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Premises, Tenant shall obtain all of its electricity from Landlord and shall pay all of Landlord’s charges, which charges shall be based, at Landlord’s option, either on meter readings or on Landlord’s reasonable estimate of Tenant’s electrical usage or on Tenant’s pro rata share of all space, Including the Premises, which is commonly metered with the Premises. In calculating such charges, there shall be included all costs to Landlord to obtain electric service to the Building, including all costs of whatever nature Incurred in connection with entering agreements for obtaining such service from utility suppliers. Initially, such charges will be based on Landlord’s estimated cost of $1.75 per annum per rentable square foot of floor area in the Premises. If the electric utility company selected by Landlord to provide electricity service for the Building is distributing electricity to the Premises, Landlord may elect to require Tenant, at its cost, to make all necessary arrangements with such electric utility company for metering and paying for electric current furnished to the Premises. All electricity used during the performance of janitorial service, or the making of any alterations or repairs in or to the Premises, or the operation of any special air conditioning system serving the Premises, shall be paid by Tenant.

Landlord has advised Tenant that presently Concord Municipal/Hess Energy (the “Electric Service Provider”) is the electric utility company selected by Landlord to provide electricity service for the Building. Notwithstanding the foregoing, Landlord reserves the right at any time and from time to time before or during the Term to either contract for electric service from a different company or companies providing electricity service (each such company shall hereinafter be referred to as an “Alternative Service Provider”) or continue to contract for electricity service from the Electric Service Provider. Tenant shall cooperate with Landlord, the Electric Service Provider and any Alternative Service Provider at all times and, as reasonably necessary, shall allow Landlord, the Electric Service Provider and any Alternative Service Provider reasonable access to the Building’s electric lines, feeders, risers, wiring and other machinery within the Premises.

(b) Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours or overall load, that which Landlord reasonably deems to be standard for the Building. Landlord shall have the right to measure electrical usage by commonly accepted methods. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the cost of such excess electrical usage as Additional Rent.

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility Interruptions or the occurrence of an event of Force Majeure (defined in Section 26,03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement. However, if, as a result of a Service Failure that is reasonably within the control of Landlord to correct, and which is not caused by Tenant its members, principals, partners, officers, directors, employees, agents, or contractors, the Premises are made untenantable for a period in excess of five (5) consecutive Business Days after Tenant notifies Landlord in writing of such failure, then Tenant, as its sole and exclusive remedy, shall be entitled to receive an abatement of Base Rent payable hereunder during the period beginning on the 6th consecutive Business Day after Tenant so notifies Landlord and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Service Failure, the amount of abatement shall be equitably prorated.

8.	Leasehold Improvements.

All Improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”) shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable (defined in Section 9.01) installed by or for the benefit of Tenant, and (b) any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal restrooms and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant falls to perform its obligations in a timely manner, Landlord may perform such work at Tenants expense. Tenant at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion of the Alteration is a Required Removable.

9.	Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlords express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions: (c) doors: (d) the interior side of demising walls; (e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 5% of the cost of the repairs.

9.02 Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls, below the floor, or above the ceiling of the Premises and (e) the cost of such work does not exceed $3,000. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any reasonable sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any Alterations other than Cosmetic Alterations equal to 10% of the cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans for all Alterations other than Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10.	Entry by Landlord.

Landlord may enter the Premises to inspect, show or dean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

11.	Assignment and Subletting.

11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a fully executed copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer. Tenant shall pay Landlord a review fee of $1,500.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

11.03 Tenant shall pay Landlord 50% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change; (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenants successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant (for such period of time as such entity continues to be controlled by, controlling or under common control with Tenant, It being agreed that the subsequent sale or transfer of stock resulting in a change in voting control, or any other transaction(s) having the overall effect that such entity ceases to be controlled by, controlling or under common control with Tenant, shall be treated as if such sale or transfer or transaction(s) were, for all purposes, an assignment of this Lease governed by the provisions of this Article 11).

12.	Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law, if Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees. Landlord shall have the right to require Tenant to post a performance or payment bond in connection with any work or service done or purportedly done by or for the benefit of Tenant. Tenant acknowledges and agrees that all such work or service is being performed for the sole benefit of Tenant and not for the benefit of Landlord.

13.	Indemnity and Waiver of Claims.

Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe provided such was not caused by the gross negligence or willful misconduct of Landlord, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. In addition to the foregoing Tenant agrees that Landlord shall have no responsibility or liability whatsoever for any loss or damage, however caused, to furnishings, fixtures, equipment, or other personal property of Tenant or of any persons claiming by, through, or under Tenant. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees.

14.	Insurance.

Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances including blanket contractual and personal liability, with broad form endorsement - $3,000,000 per occurrence, $3,000,000 In the aggregate; (b) Excess/Umbrella Liability $5,000,000 per occurrence, $5,000,000 in the aggregate (c) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage including earthquake sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant (c) Workers’ Compensation Insurance in amounts required by Law; (d) Employers Liability Coverage of at least $500,000.00 per accident per employee; and (e) Automobile/Hired and Owned $1,000,000 combined single limit. Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional Insureds Landlord, Normandy Real Estate Partners, LLC, Normandy Real Estate Management, LLC, the holder(s) of any mortgage(s) encumbering the Premises, and all of their respective affiliates, members, officers, employees, agents and representatives, managing agents and premises owners, and other designees of Landlord and its successors as the interest of such designees shall appear. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. The certificate of insurance shall name as the certificate holder the following:

Normandy Concord Acquisition, LLC

300 and 310 Baker Avenue

Concord, Massachusetts

c/o Normandy Real Estate Management

400 5th Avenue

Waltham, MA 02451

So long as the same is available at commercially reasonable rates, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value as reasonably estimated by Landlord.

15.	Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16.	Casualty Damage.

16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 270 days from the date the repair is started, then either party shall have the right to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for Insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17.	Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds are expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

18.	Events of Default

Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 5 days alter written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 30 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 30 days, Tenant shall be allowed additional time (not to exceed 60 days) as Is reasonably necessary to cure the failure so long as Tenant begins the cure within 10 days after such notice to Tenant and diligently pursues the cure to completion; (c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law (e) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on 3 separate occasions during any 12 month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19.	Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate this Lease, in which case Tenant shall immediately surrender the Premises to Landlord. If Tenant fails to surrender the Premises, Landlord, in compliance with Law, may enter upon and take possession of the Premises and remove Tenant, Tenant’s Property and any party occupying the Premises. Tenant shall pay Landlord, on demand, all past due Rent and other losses and damages Landlord suffers as a result of Tenant’s Default, including, without limitation, all Costs of Reletting (defined below) and any deficiency that may arise from reletting or the failure to relet the Premises. “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or allowances granted to a new tenant.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but, except as expressly provided below, shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other Income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value, minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting. If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20.	Limitation of Liability.

NOWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR (B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 75% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT. WITHOUT LIMITING THE FOREGOING, IN NO EVENT SHALL LANDLORD OR ANY MORTGAGEES OR LANDLORD RELATED PARTIES EVER BE LIABLE FOR ANY CONSEQUENTIAL OR INCIDENTAL DAMAGES OR ANY LOST PROFITS OF TENANT.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANTS OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE

PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT, WITHOUT ABATEMENT, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

21.	Intentionally Omitted.

22.	Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover for the first 30 days of any such holdover, and thereafter 200% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23.	Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”). This clause shall be self-operative, but upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.

Notwithstanding the foregoing, upon Tenant’s request, Landlord agrees to use commercially reasonable efforts to obtain a subordination, non-disturbance and attornment agreement from Landlord’s current mortgagee on their standard form.

24.	Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mall or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25.	Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 5 days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26.	Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in Which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entitles. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entitles or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, among the individuals or entities identified on any list compiled pursuant to Executive Order 13224 for the purpose of identifying suspected terrorists.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding based upon a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option. Tenant represents that it has dealt directly with and only with the Broker as a broker in connection with this Lease. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord shall indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

26.06 Time is of the essence with respect to Tenant’s exercise of any expansion or extension rights granted to Tenant. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

26.07 Landlord shall not disturb Tenant’s use of the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

26.09 Tenant shall not record this Lease or any memorandum or notice without Landlord’s prior written consent; provided, however, Landlord agrees to consent to the recordation or registration of a memorandum or notice of this Lease, at Tenant’s cost and expense (and in a form reasonably satisfactory to Landlord), if the initial term of this Lease or the initial term plus extension terms granted exceed, in the aggregate, 7 years. If this Lease is terminated before the Term expires, upon Landlord’s request the parties shall execute, deliver and record an instrument acknowledging the above and the date of the termination of this Lease, and Tenant appoints Landlord its attorney-in-fact in its name and behalf to execute the instrument if Tenant shall fail to execute and deliver the instrument after Landlord’s request therefor within 10 days.

26.10 Within 15 days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. Notwithstanding the foregoing, Tenant shall have no obligation to provide to Landlord financial statements as provided in the preceding sentence more often than once per year during the Term. Tenant will discuss its financial statements with Landlord and will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except (1) to Landlord’s lenders or prospective purchasers of the Building, (2) in litigation between Landlord and Tenant, and (3) if required by court order.

26.11 Whenever Tenant requests Landlord to take any action or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable costs incurred in reviewing the proposed action or consent, including, without limitation, reasonable attorneys, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

26.12 Tenant and its telecommunications companies, including but not limited to local exchange telecommunications companies and alternative access vendor services companies shall have no right of access to and within the Building, for the installation and operation of telecommunications systems including but not limited to voice, video, data, and any other telecommunications services provided over wire, fiber optic, microwave, wireless, and any other transmission systems, for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. Landlord shall not unreasonably withhold its consent to the installation and operation of such telecommunications systems, telecommunication services and/or transmission systems if located entirely within the Premises; otherwise, Landlord may withhold or delay its consent in its sole discretion.

26.13 Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

26.14 The term “Hazardous Materials” means any substance, material, or waste which is now or hereafter classified or considered to be hazardous, toxic, or dangerous under any Law relating to pollution or the protection or regulation of human health, natural resources or the environment, or poses or threatens to pose a hazard to the health or safety of persons on the Premises or in the Budding. Tenant shall not use, generate, store, or dispose of, or permit the use, generation, storage or disposal of Hazardous Materials on or about the Premises or the Building except in a manner and quantity necessary for the ordinary performance of Tenant’s business, and then in compliance with all Laws. If Tenant breaches its obligations under this Section 26.15, Landlord may immediately take any and all action reasonably appropriate to remedy the same, including taking all appropriate action to clean up or remediate any contamination resulting from Tenant’s use, generation, storage or disposal of Hazardous Materials. Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against any and all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including attorneys’ fees and cost of clean up and remediation) arising from Tenant’s failure to comply with the provisions of this Section 26.14. This indemnity provision shall survive termination or expiration of the Lease.

27.	OFAC Compliance.

(a) Tenant represents and warrants that (a) Tenant and each person or entity owning an interest in Tenant is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person (as hereinafter defined), (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that the Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(b) Tenant covenants and agrees (a) to comply with all requirements of law relating to money laundering, anti-terrorism, trade embargoes and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this paragraph or the preceding paragraph are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached. (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under the Lease and (d) at the request of Landlord, to provide such information as may be requested by Landlord to determine Tenant’s compliance with the terms hereof.

(c) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during the Lease Term shall be a material default of the Lease. Notwithstanding anything herein to the contrary, Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of the Lease.

28.	Parking.

Tenant shall have the right to park in the Building parking facilities in common with other tenants of the Building upon such terms and conditions as are reasonably established by Landlord at any time during the Term,. Tenant agrees not to overburden the parking facilities and agrees to reasonably cooperate with Landlord and other tenants in use of the parking facilities. Landlord reserves the right in its sole, but reasonable, discretion to determine whether the parking facilities are becoming overburdened by any tenant of the Building based on such tenant’s percentage share of the rentable area of the Building. Subject to the absolute right of Tenant to use 3.8 parking spaces in the parking areas on the Property per every 1,000 square feet of Rentable Square Footage of the Premises, Landlord shall have the absolute right (i) to allocate and assign parking spaces among some or all of the tenants of the Building (and Tenant shall comply with any such parking assignments provided the requirements set forth below are satisfied), (ii) to reconfigure the parking area, and (iii) modify the existing ingress to and egress from the parking areas as Landlord shall deem appropriate, as long as access to such areas is maintained after such modification is completed.

Landlord represents and warrants as of the Execution Date of this Lease, there are 3.8 parking spaces in the parking areas on the Lot designated for use by the tenants of the Building for every 1,000 square feet of Rentable Square Footage of the Building, as defined in Section 1.01. Subject to reasonable rules from time to time made by Landlord of which Tenant is given notice, Tenant shall have the right, in common with all other tenants of the Building, to use such parking areas, without charge, on a first-come, first-served basis.

29.	Notice of Lease.

Upon the request of Tenant, Landlord shall execute a notice of lease in recordable form and which is in a form reasonably acceptable to both Landlord and Tenant. Such notice of lease may be recorded by Tenant in the Registry of Deeds for the County in which the Premises is located and Tenant shall bear the cost for any such recording.

Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:
/s/ Laura Allen		NORMANDY CONCORD ACQUISITION, LLC, a Delaware limited liability company
Name (print):	Laura Allen	By :	/s/ Raymond P. Trevisan
/s/ William O’Keefe		Name:	Raymond P. Trevisan
Name (print):	William O’Keefe	Title:	Vice President

WITNESS/ATTEST:		TENANT:
KAYAK SOFTWARE CORPORATION, a Delaware corporation
Name (print):		By:
Name:
Title:
Name (print):		Tenant’s Tax ID Number (SSN or FEIN)

Landlord and Tenant have executed this Lease as of the day and year first above written.

WITNESS/ATTEST:		LANDLORD:
NORMANDY CONCORD ACQUISITION, LLC, a Delaware limited liability company
Name (print):		By:
Name:
Name (print):		Title:	Vice President

WITNESS/ATTEST:		TENANT: KAYAK SOFTWARE CORPORATION, a Delaware corporation
/s/ Melissa Fredette		By:	/s/ Paul D. Schvenk,
Name (print):	Melissa Fredette	Name	Paul D. Schvenk, VP Engineering
/s/ Thomas Madigan		Title:	VP Engineering
Name (print):	Thomas Madigan	54 -2139807
Tenant’s Tax ID Number (SSN or FEIN)

EXHIBIT A

OUTLINE AND LOCATION OF PREMISES

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between Normandy Concord Acquisitions, LLC, a Delaware limited liability company (“Landlord”) and KAYAK SOFTWARE CORPORATION, a Delaware corporation (the “Tenant” for space in the Building located at 300 Baker Avenue, Concord, Massachusetts 01742.

1.	Payments.

1.01. Tenant shall pay Tenant’s Pro Rata Share of the amount, if any, by which Expenses (defined below) for each calendar year during the Term exceed Expenses for the Base Year (the “Expense Excess”) and also the amount, if any, by which Taxes (defined below) for each Fiscal Year during the Term exceed Taxes for the Base Year (the “Tax Excess”). If Expenses or Taxes in any calendar year or Fiscal Year decrease below the amount of Expenses or Taxes for the Base Year, Tenant’s Pro Rata Share of Expenses or Taxes, as the case may be, for that calendar year or Fiscal Year shall be $0. Landlord shall provide Tenant with a good faith estimate of the Expense Excess and of the Tax Excess for each calendar year or Fiscal Year during the Term. On or before the first day of each month, Tenant shall pay to Landlord a monthly installment equal to one-twelfth of Tenant’s Pro Rata Share of Landlord’s estimate of both the Expense Excess and Tax Excess. After its receipt of the revised estimate, Tenant’s monthly payments shall be based upon the revised estimate. If Landlord does not provide Tenant with an estimate of the Expense Excess or the Tax Excess by January 1 of a calendar year, Tenant shall continue to pay monthly installments based on the previous year’s estimate(s) until Landlord provides Tenant with the new estimate.

1.02. As soon as is practical following the end of each calendar year or Fiscal Year, as the case may be, Landlord shall furnish Tenant with a statement of the actual Expenses and Expense Excess and the actual Taxes and Tax Excess for the prior calendar year or Fiscal Year, as the case may be. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is more than the actual Expense Excess or actual Tax Excess for the prior calendar year or Fiscal Year, as the case may be, Landlord shall either provide Tenant with a refund or apply any overpayment by Tenant against Additional Rent due or next becoming due, provided if the Term expires before the determination of the overpayment, Landlord shall refund any overpayment to Tenant after first deducting the amount of Rent due. If the estimated Expense Excess or estimated Tax Excess for the prior calendar year or Fiscal Year, as the case may be, is less than the actual Expense Excess or actual Tax Excess, for such prior calendar year or Fiscal year, as the case may be, for such prior year, Tenant shall pay Landlord, within 30 days after its receipt of the statement of Expenses or Taxes, any underpayment for the prior calendar year.

2.	Expenses.

2.01. “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, and managing the Building and the Property. Expenses include, without limitation: (a) all labor and labor related costs; (b) management fees; (C) the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; (d) accounting costs; (e) the cost of services; (f) rental and purchase cost of parts, supplies, tools and equipment; (g) insurance premiums and deductibles; (h) electricity (not otherwise apportioned in the Lease), gas and other utility costs; and (i) the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) made subsequent to the Base Year which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any Laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. Payback Period means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and property and the other buildings or properties.

2.02. Expenses shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space In the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses: organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases.

2.03. If at any time during a calendar year the Building is not at least 95% occupied or Landlord is not supplying services to at least 95% of the total Rentable Square Footage of the Building, Expenses shall, at Landlord’s option, be determined as if the Building had been 95% occupied and Landlord had been supplying services to 95% of the Rentable Square Footage of the Building. If Expenses for a calendar year are determined as provided in the prior sentence, Expenses for the Base Year shall also be determined in such manner. Notwithstanding the foregoing, Landlord may calculate the extrapolation of Expenses under this Section based on 100% occupancy and service so long as such percentage is used consistently for each year of the Term. The extrapolation of Expenses under this Section shall be performed in accordance with the methodology specified by the Building Owners and Managers Association.

3.      “Taxes” shall mean: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property;

and (C) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Likewise, if a change is obtained for Taxes for the Base Year, Taxes for the Base Year shall be restated and the Tax Excess for all subsequent years shall be recomputed. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

4.      Audit Rights. Tenant, within 60 days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building. Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 90 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between Normandy Concord Acquisitions, LLC, a Delaware limited liability company (“Landlord”) and Kayak Software Corporation, a Delaware corporation (the “Tenant”). for space in the Building located at 300 Baker Avenue, Concord, Massachusetts 01742.

Section 1. The provisions of this Exhibit shall have the same force and effect as if this Exhibit were a numbered Article of the Lease.

Section 2. Landlord, at its sole cost and expense, shall perform the work to the Premises as shown on the Plans, as defined below (the “Landlord’s Work”) in accordance with the Building Standard Construction Materials which are attached to this Lease as Exhibit C-1 or in accordance with the provisions of Exhibit H and Exhibit I as agreed to between the parties, when in conflict with the provisions of Exhibit C-1, the provisions of Exhibit H and Exhibit I shall be paramount. As part of Landlord’s Work, Landlord shall obtain a permanent or temporary certificate of occupancy for the Premises. Landlord’s Work shall be performed at Landlord’s sole cost and expense, and shall be promptly completed in a good and workmanlike manner and in compliance with all applicable laws and regulations and free of violations and Hazardous Materials.

Section 3. Tennant has caused Andrew Cohen Architects (the “Architect”) to prepare preliminary space plans for the Premises dated July 11, 2008 which are attached hereto as Exhibit H, and specifications which are attached hereto as Exhibit I, both of which have been approved by both Landlord and Tenant (together the “Preliminary Plans”). Tenant shall cause Architect to prepare working plans and specifications consistent with the Preliminary Plans and shall deliver same to Landlord no later than seven (7) Business Days following the execution of this Lease. Landlord shall have five (5) Business Days to notify Tenant of any inconsistencies between the Preliminary Plans and the working plans and specifications delivered to Landlord (the final working plans and specifications with Landlord’s comments, if any, are hereinafter referred to as the “Construction Drawings”; the Preliminary Plans and the Construction Drawings are collectively referred to herein as the “Plans”). Landlord shall pay the reasonable and competitive costs for the Architect’s and engineers (if necessary) preparation of the working plans and specifications based on the Preliminary Plans, which total costs are agreed to be $3.32 per rentable square foot of the Premises.

Section 4.1.

      (a) In the event Tenant desires any changes to the Plans, Tenant shall submit to Landlord proposed changes to the Plans. Within five (5) business days after receipt of any proposed changes from Tenant, Landlord shall approve or reject same and if rejecting same, shall state the reasons for such rejection. Landlord shall, upon granting of any approval, notify Tenant of the amount of additional cost arising therefrom, if any, which shall include but not be limited to Landlord’s designated contractor’s profit overhead (“Additional Construction Cost”), which Tenant shall pay to Landlord upon demand, and the amount of additional time required by Landlord to implement and complete said changes and such additional time, if any, is to be accounted for as a Tenant Delay as defined in Section 4.2 (a). Tenant reserves the right to approve the undertaking of such subcontractor work within five (5) business days of the date Landlord provides Tenant with the additional cost thereof. If Tenant fails to notify Landlord in writing that Tenant does not approve such contractor work. Tenant shall be deemed to have approved same. Any failure by Tenant to approve such subcontractor work may result in a Tenant Delay as defined in Section 4.2 herein. In the event of a rejection by Landlord of any proposed changes, Tenant may revise such changes and re-submit them pursuant hereto. No plans submitted to Landlord shall be considered to be part of the Plans unless they are submitted to Landlord signed and sealed and in proper and sufficient form for Landlord to obtain all necessary permits and approvals to construct the Premises in accordance with such plans. All change order requests and information pertaining thereto shall be conveyed to Landlord by Thomas White of Andrew Cohen Architects, Tenant’s designated representative in this regard.

      (b) In the event Tenant desires any change in the Plans, Tenant shall submit to Landlord together with the proposed changes, instructions to Landlord as to whether to cease work or cease any segment of work while the change is in the approval process (in which case the delay shall be a Tenant Delay as defined hereunder to the extent same actually causes a delay in the completion of Landlord’s Work) or whether Landlord should continue constructing the Premises in accordance with the Plans notwithstanding the proposed changes thereto. In the event no such instructions are given, Landlord shall continue constructing the Premises in accordance with the Plans without regard to the proposed changes thereto. If Landlord has stopped work, or some segment thereof at Tenant’s request, Landlord shall not recommence same until Landlord receives written instructions from Tenant authorizing the recommencement of such work. Such time period shall be accounted for as a Tenant Delay as defined in Section 4.2(a) hereof to the extent same actually causes a delay in the completion of Landlord’s Work. Upon the granting of any approval, Landlord shall notify Tenant of Landlord’s estimate of the delay in completion that will be caused by such proposed revision of the Plans. In the event of a rejection by Landlord of a proposed revision, Tenant may make changes to the proposed revision and resubmit it pursuant hereto. Upon receiving Landlord’s approval to any revision, Tenant shall, as soon thereafter as practicable, but in no event in excess of five (5) business days, and understanding that any delay in responding may cause delays in completion substantially greater than the estimate given by Landlord, authorize the work that Tenant desires by approving in writing the work and the cost thereof, and submitting to Landlord signed and sealed, revised Plans sufficient for Landlord to obtain all necessary permits and approvals to construct the Premises in accordance with such revised plans. Upon the submission of such revised plans, such revised plans shall become the Plans hereunder. Any delay in completion caused by the revision to the Plans, whether greater or less than Landlord’s estimate, shall be a Tenant Delay (as hereinafter defined) to the extent same actually causes a delay in the completion of Landlord’s Work.

Section 4.2.

      (a) If: (1) a delay shall occur in the completion of the Premises In accordance with the Plans or any revised Plans by the Landlord as the result of: (i) any direction by Tenant that the Landlord delay proceeding with the work or any segment of the work in anticipation of a possible revision to the Plans by Tenant or for any other reason, (ii) any revision to the Plans authorized by Tenant, or (iii) any other act or omission of Tenant, its agents, employees or contractors (any of such events being a “Tenant Delay”), then (2); the Commencement Date shall, be deemed to be one day earlier than provided for in paragraph 5(A) of the Reference Page of the Lease, for each day of such Tenant Delay to the extent same actually causes a delay in the completion of Landlord’s Work.

      (b) The extent of any Tenant Delay shall be determined in the following manner: Landlord shall notify Tenant of the estimated length of the Tenant Delay involved as soon as practicable after the information necessary to estimate such Tenant Delay is available (which notice shall include the basis for the Landlord’s estimate) and, as Landlord obtains the information to calculate the actual Tenant Delay, Landlord shall so notify Tenant, providing it with the basis used in calculating such Tenant Delay. Tenant shall have the right to dispute Landlord’s calculation of Tenant Delay, and if Landlord and Tenant shall be unable to reach an agreement with respect to Tenant Delay, then Tenant or Landlord shall have the right to submit such dispute to expedited arbitration.

Section 5.

      (a) Tenant hereby advises Landlord that Tenant desires to install wiring for its telephone, computer and data systems and for inspecting and measuring the Premises in connection with the preparation of the Construction Drawings (said work being hereinafter collectively referred to as “Tenant’s Work”) prior to the occurrence of the Commencement Date. Landlord agrees to give Tenant access to the Premises upon full execution of this Lease for the purposes of constructing Tenants Work, subject, however, to the terms and conditions of this Paragraph 5.

      (b) Tenant acknowledges and agrees that such access shall be in accordance with all other terms and conditions of this Lease, except for those provisions relating to the payment of the Base Rent and the Additional Rent.

      (c) Prior to commencing any of Tenant’s Work, Tenant shall notify Landlord in writing of the names of the contractor or contractors who are to perform Tenant’s Work, and Tenant shall furnish to Landlord such other information as Landlord may reasonably request. Tenant agrees that if requested by Landlord its contractor or contractors shall not be labor union members. Tenant agrees further that (x) Tenant’s contractors shall perform Tenant’s Work during such times as Landlord shall reasonably determine, (y) Tenant’s work shall be coordinated with the performance of Landlord’s Work and (iii) Tenant’s Work shall not damage, delay or interfere with the prosecution or completion of Landlord’s Work. In the event Tenant’s contractor or contractors do not work in harmony with, or interfere with, labor employed by Landlord or by Landlord’s contractors in connection with Landlord’s Work, or in the event of the occurrence of any work stoppage, strike or other labor dispute on the Property arising out of or in connection with Tenant’s contractor or contractors, then Landlord shall have the right to require Tenant to remove or to cause the removal of those contractors designated by Landlord. If the designated contractors are not removed immediately, and such failure causes a delay in the construction of Landlord’s Work, then Landlord’s Work shall be deemed completed on the date it would have been completed but for the delays caused by Tenant.

      (d) Notwithstanding anything to the contrary contained in this Lease,

Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s Work or to any fixtures, equipment or other property installed by Tenant in connection with Tenant’s Work. Tenant’s Work and such items shall be installed and/or placed in or about the Premises solely at Tenant’s risk.

      (e) Prior to entering upon the Premises, Tenant shall submit proof to Landlord’s reasonable satisfaction that Tenant has in full force and effect the insurances required under Paragraph 14.

      (f) Except for Tenant’s Work, Tenant shall not be permitted to do any other work in the Premises prior to the Commencement Date without Landlord’s prior written consent, which consent shall be at Landlord’s sole discretion.

EXHIBIT C-1

BUILDING STANDARD

FOR TENANT IMPROVEMENTS

GENERAL REQUIREMENTS

ADA:

All architectural and engineering designs will conform to the requirements of ADA (Americans with Disabilities Act) and MAAB (Massachusetts Architectural Access Board). All new construction and renovations shall comply with the MAAB.

Building Codes:	All new construction and renovations shall be built in full compliance with city regulations and state building codes.

Substitutions:

The information given here and the manufacturers listed are intended to provide minimum quality levels for construction standards. Substitutions will be entertained but must be approved in writing by the owner’s agent.

Design Submissions:

All Tenant designs will be submitted to the Building Owner for review and approval. Building Owner shall approve in writing or identify items that are not acceptable within two weeks after the submissions of Tenant Drawings.

New Build-outs:	Where all of (or a major portion of) an existing space is to be renovated, the new build-out shall conform to the new building standards, unless otherwise determined by the Building Owner.

Reuse/Existing Conditions:	Where minor improvements are planned to modify an existing space, the existing condition shall prevail as the standard, unless otherwise determined by the Building Owner.

DOORS, FRAMES & HARDWARE

Tenant Entry:	Stile and rail cherry door with custom stain finish and 4” x 30” glass inset. Doors shall be 1 3/4’ x 3’-0” x 8’-0” with integrated glass sidelight.

Exit Door:	Shall be a solid core wood door with premium select cherry veneer with a custom stain finish. Door shall be 1 3/4” x 3’-0” x 8’ x 0”.

Standard Interior Door:	Shall be a solid core wood door with premium select cherry veneer with custom stain finish. Door shall be 1 3/4” x 3’-0” x 7’ -- 0”.

C-1

Entry Door Frame:	1 1/2” hollow metal frame.

Exit Door Frame:	1 1/2” hollow metal frame.

Entry & Exit Hardware:

Entry and exit doors shall be secured by full mortise, lever locksets. These locksets shall be by Schlage Model # L9010, finish 626. The door shall have a surface mounted closer with a matching cover. Ball bearing hinges, floor stops, and silencers will be provided. All exposed metal shall be brushed stainless steel. Use existing where applicable.

Interior Door Hardware:	Brushed stainless Yale hardware.

PARTITIONS

Demising Partition:

All partitions shall be framed with 2  1/2”, 20 gauge metal studs on 16” centers. The partitions shall be insulated and have two layers of 5/8” thick type “x” gypsum wallboard each side, taped and floated. The partition shall extend from the floor to the deck above and shall be sealed.

Typical Partition:

All partitions shall be framed with 2  1/2”, 20 gauge metal studs on 16” centers. The partitions shall be insulated and have two layers of 5/8” thick type “x” gypsum wallboard each side, taped and floated. The partition shall extend to 6” above the finished ceiling.

CEILINGS

Acoustical Tile:	2’ x 2’ x 3/4” Class A mineral fiber ceiling panel with beveled edge, .60-.65 NRC, .35 CAC, .80-.85 light reflectancy and sag resistance.

Standard:	Armstrong # 1912-Ultima 2’ x 2’ or equivalent as approved by Building Owner.

Suspension Grid:	2’ x 2’ Ceiling Grid: 9/16” flat grid, white baked polyester finish.

Match Reused Ceiling:	Ceiling materials and profile shall match the predominant style within the space.

Supply Diffuser:	White 2’x2’.

ELECTRICAL

Fluorescent Lights:	General lighting shall be 2’ x 2’ recessed 9 cell parabolic fixtures.

C-2

Manufacturer: Lightolier; Style: Paralyte 2424-series 2x2; Model #: PLA2G9LP32U; or equal.

Additional Lighting:	Tenant may propose additional accent lighting. This will be reviewed by Building Owner.

Existing Fixtures:	Other light fixtures may be reused if approved by Building Owner. Where fixtures are being reused, they shall be cleaned and re-lamped.

Emergency Lights:	Wall pack white Prescolite Model EMAX 120/277 battery backup or equal

Exit Signs:	Prescolite LEP Series recessed ceiling emergency edge-lit LED exit light

Switches, Outlets, Etc.:	All switches and devices shall be white and meet electrical and lighting codes

Smoke Detectors:

Smoke detectors shall be installed where required by code or at the direction of the building department and/or fire department. The devices shall be compatible with and properly installed and connected to the fire command center and existing building systems.

Fire Alarm Enunciators/

Fire alarm speaker/strobes shall be installed where required Strobes: by code or at the direction of the building department and/or fire department. They shall meet code and be compatible with building fire system

FIRE PROTECTION:

Fire Extinguishers:

ABC type fire extinguishers shall be installed where required by the local fire department. Where space allows, semi-recessed extinguisher cabinets shall be provided. If space is not available, surface-mounted fire extinguishers shall be installed. Standard cabinet: Larsen or J.L. Industries “Duo Panel”, white finish.

Sprinkler System:

A complete fire protection sprinkler system exists in the building. Additional heads and fire protection for special uses will be provided at the Tenant’s expense and engineered to be compatible with building sprinkler system. All new sprinkler heads and escutcheons must match existing.

HVAC:	Heating/Cooling: Building has Enviro- Tech FPB and VAV boxes with individual wall mounted T-Stats. All cooling of labs or TelData

C-3

EXHIBIT D

COMMENCEMENT LETTER

(EXAMPLE)

Date
Tenant
Address

Re:

Commencement Letter with respect to that certain Lease dated as of the              day of                 ,         , by and between                                                  , a                                         ,              as                  Landlord, and                                              , as Tenant, for                  rentable square feet on the              floor of the Building located at                                         , Massachusetts,                     ,

Dear	:

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1. The Commencement Date of the Lease is                                                              ;

2. The Termination Date of the Lease is                                                                    ,

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely.

Authorized Signatory

Agreed and Accepted:

Tenant:

By:
Name:
Title:
Date:

D-1

EXHIBIT E

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.

Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.

Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances. Damage resulting to fixtures or appliances by Tenant, its agents, employees or invitees shall be paid for by Tenant and Landlord shall not be responsible for the damage.

3.

No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.

Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.

Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

6.

All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time. Landlord has no obligation to allow any particular telecommunication service provider to have access to the Buildings or to the Premises, If Landlord permits access, Landlord may condition the access upon the payment to Landlord by the service provider of fees assessed by Landlord in Landlord’s sole discretion.

7.

Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, Stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.

Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.

Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s sole opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.

No inflammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq., M.G.L. c. 21C, M.G.L. c. 21E or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.

Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

14.

Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.

Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, Including, without limitation, the use of electronic or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.

Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted Inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.

Landlord may from time to time adopt systems and procedures for the security and safety of the Building, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.

Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.

Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking in the Common Areas, unless a portion of the Common Areas have been declared a designated smoking area by Landlord, nor shall the above parties allow smoke from the Premises to emanate into the Common Areas or any other part of the Building. Landlord shall have the right to designate the Building (including the Premises) as a non-smoking building.

21.

Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

22.

Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use or any use which is Inconsistent with good business practice.

23.

The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between Normandy Concord Acquisitions, LLC, a Delaware limited liability company (“Landlord”) and Kayak Software Corporation, a Delaware corporation (the “Tenant”) for space in the Building located at 300 Baker Avenue, Concord, Massachusetts 01742.

I. EARLY TERMINATION OPTION

Tenant may at its option terminate this Lease in its entirety (the “Termination Option”) effective as of the last day of the Fifth Lease Year (the “Early Termination Date”) by delivering notice of its intent to terminate (the “Termination Notice”) to Landlord at least twelve (12) calendar months before the Early Termination Date accompanied by payment of the following Termination Fee. If Tenant fails to timely deliver its Termination Notice and pay the Termination Fee, Tenant will be deemed to have waived such Termination Option. If there are any uncured defaults by Tenant as of the date Tenant delivers the Termination Notice or as of the Early Termination Date, then at Landlord’s option, the Termination Option shall be void, and the Lease shall remain in effect. If Tenant properly exercises its Termination Option, this Lease shall terminate as of the Early Termination Date.

The “Termination Fee” shall be the sum of (a) the total aggregate amount of the brokerage commission, and cost of Landlord’s Work, rental abatement, and any other concession granted to Tenant under the terms of this Lease, which would be unamortized as of the Early Termination Date, assuming that such total aggregate amount were to be fully amortized over the initial term of the Lease using an interest rate of 10% per annum, and (b) four (4) times the monthly installment of Base Rent and Additional Rent due and payable during the Fifth Lease Year of the term.

EXHIBIT G

FORM OF LETTER OF CREDIT

[Name of Financial Institution]

Irrevocable Standby Letter of Credit No.

Issuance Date: Expiration Date: Applicant:

Beneficiary

[Insert Name of Landlord]

[Insert Building management office address]

Ladies/Gentlemen:

We hereby establish our Irrevocable Standby Letter of Credit in your favor for the account of the above referenced Applicant in the amount of                                  U.S. Dollars ($                                 ) available for payment at sight by your draft drawn on us when accompanied by the following documents:

1.	An original copy of this Irrevocable Standby Letter of Credit.

2.

Beneficiary’s dated statement purportedly signed by an authorized signatory or agent reading: This draw in the amount of DO NOT FILL IN AMOUNT                                  U.S. Dollars ($                          ) under your Irrevocable Standby Letter of Credit No.                              represents funds due and owing to us pursuant to the terms of that certain lease by and between                                         , as landlord, and                         , as tenant, and/or any amendment to the lease or any other agreement between such parties related to the lease.

It is a condition of this Irrevocable Standby Letter of Credit that it will be considered automatically renewed for a one year period upon the expiration date set forth above and upon each anniversary of such date, unless at least 60 days prior to such expiration date or applicable anniversary thereof, we notify you in writing by certified mail return receipt requested or by recognized overnight courier service, that we elect not to so renew this Irrevocable Standby Letter of Credit. A copy of any such notice shall also be sent, in the same manner, to: RP/Saracen Properties, LLC. c/o

Saracen Companies, 7 Wells Avenue, Newton, Massachusetts 02459. In addition to the foregoing, we understand and agree that you shall be entitled to draw upon this Irrevocable Standby Letter of Credit in accordance with I and 2 above in the event that we elect not to renew this Irrevocable Standby Letter of Credit and, in addition, you provide us with a dated statement purportedly signed by an authorized signatory or agent of Beneficiary stating that the Applicant has failed to provide you with an acceptable substitute Irrevocable standby letter of credit in accordance with the terms of the above referenced lease. We further acknowledge and agree that: (a) upon receipt of the documentation required herein, we will honor your draws against this Irrevocable Standby Letter of Credit without inquiry into the accuracy of Beneficiary’s signed statement and regardless of whether Applicant disputes the content of such statement; (b) this Irrevocable Standby Letter of Credit shall permit partial draws and, in the event you elect to draw upon less than the full stated amount hereof, the stated amount of this Irrevocable Standby Letter of Credit shall be automatically reduced by the amount of such partial draw and (c) you shall be entitled to transfer your Interest in this Irrevocable Standby Letter of Credit from time to time and more than one time without our approval and without charge. In the event of a transfer, we reserve the right to require reasonable evidence of such transfer as a condition to any draw hereunder.

This Irrevocable Standby Letter of Credit is subject to the Uniform Customs and Practice for Documentary Credits (1993 revision) ICC Publication No. 500.

We hereby engage with you to honor drafts and documents drawn under and in compliance with the terms of this Irrevocable Standby Letter of Credit.

All communications to us with respect to this Irrevocable Standby Letter of Credit must be addressed to our office located at                                                           to the attention of

Very truly yours,

(name)
(title)

EXHIBIT H

PRELIMINARY PLANS

(attached following this page)

EXHIBIT I

SPECIFICATIONS

(attached following this page)

The Walsh Company LLC

Project Management & Development Services

99 Summer street Suite 210 Boston. Massachusetts 02110 617-443-0978 T / 617-443-0711 F www.walshcompany.com

Qualifications and Assumptions

PROJECT: Kayak

PROJECT LOCATION: 300 Baker Ave., Concord, MA

DATE: September 19, 2008

This Proposal is based on Cohen Architects Preliminary Concept Plan & RCP dated July 15, 2008. All work assumed on those documents is Included with the following Assumptions & Clarifications:

General

1. This proposal is based on work being performed during normal working hours. Overtime has not been included.

2. Sprinkler/Fire Alarm shut down fees are excluded from this proposal.

3. Security is excluded from this proposal.

4. Tel/data are by others and excluded from this proposal, only outlets and pull strings are included.

5. Furniture and Workstations to be supplied and installed by others.

6. Planters have been excluded from this proposal.

7. Polygal wrapped column enclosure with LED lighting has been excluded from this proposal.

Demolition

1. Hazardous waste material removal, disposal and cost thereof are excluded from this proposal.

Millwork

1. New plastic laminate kitchen cabinets to be installed at Lunch Room.

2. New plastic laminate lunch bar to be installed.

3. Credenza with 3form counter has been included.

Doors, Frames, and Hardware

1. New painted wood doors have been included.

2. Glass doors at Server Room and Conference Rooms have been included as solid core flush doors on pivot hinges.

Glass & Glazing

400 SF of butt glazed  1/2” tempered glass has been included at conference rooms.

425 SF of Carvart Glass has been included at Server Room.

340 SF of Panelite has been included at private offices.

Drywall

1. Full height insulated partitions have been included at new walls, we have included 200 LF of new partitions.

2. All walls have been assumed to be 9’ in height.

3. 1700 SF of gypsum wallboard ceilings has been included.

Acoustical Ceilings

1. 1000 SF of standard 2’x2’ acoustical ceiling on suspended tee grid has been included.

2. 400 SF of Barrisol Ceiling has been included at $40/sf.

3. 860 SF of Decoustics Ceiling Panels have been included in this proposal at $6/sf.

Flooring

1. New carpet has been carried throughout the space as $40/square yard installed.

2. Rubber Flooring has been included in this proposal as VCT for the new server room, lunch room, 2 conference rooms, Tel. Room, and Copy/Storage Room.

3. Vinyl base has been included throughout the space.

Painting

1. Painting throughout space has been assumed.

2. Painting of door frames has been included.

3. An allowance of $10,000 has been included for painting of open ceiling areas.

Specialties

1. Glass Operable Partition has been included based on Modernfold 362 SR Glass Wall system, with an opening of 26’ and a height of 9’.

Equipment

1. New Dishwasher has been included.

2. Two new Refrigerators have been included.

Fire Protection

1. Sprinkler heads are presumed relocated only.

Plumbing

1. Two new sinks are included.

2. New Dishwasher has been included.

3. New Shower has been included.

HVAC

1. HVAC diffusers arc presumed relocated only in Drop Ceiling Areas

2. Open Ceiling Area is assumed new duct and diffusers

3. Air balancing has been included.

4. 5 ton AC unit included for new Computer Server Room.

Electrical

1. We have assumed adequate electrical power exists.

2. 300 LF of pendent light fixtures has been included in this proposal.

3. An allowance of $15,000 has been included for wire management at open ceilings.

VISNICK & CAULFIELD
ASSOCIATES, INC.
ARCHITECTS & INTERIOR DESIGNERS

300 BOYLSTON STREET
BOSTON, MA 02116
PHONE: (617)457-0990 FAX: (617)457-0988
PROJECT #08114 VACANT SPACE 08/17/06

300 BAKER AVENUE, 3RD FLOOR, CONCORD, MA 01742

NORMANDY
REAL ESTATE PARTNERS

46 work stations
66 TOTAL WORK STATION
20 work stations
20
20.3
21
21.4
22
22.6
23
23.6
24
25
26
27
28
CONCEPT PLAN
KAYAK

20
20.3
21
21.4
22
22.6
23
23.6
24
25
26
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28

CONCEPT RCP

KAYAK